EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2009 RESULTS

NASHVILLE, Tenn. ( July 27, 2009)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2009.

Highlights:

•	Revenues of $14.6 million in the second quarter of 2009, up 12% over the second quarter of 2008

•	Net income of $1.7 million in the second quarter of 2009, up from $739,000 in the second quarter of 2008

•	Earnings per share (EPS) of $0.08 in the second quarter of 2009, up from $0.03 in the second quarter of 2008

•	Adjusted EBITDA of $3.3 million in the second quarter of 2009, up from $2.2 million in the second quarter of 2008

•	Revenues of $28.2 million for the first six months of 2009, up 15% over the first six months of 2008

•	Net income of $2.6 million and EPS of $0.12 for the first six months of 2009, up from a net income of $805,000 and EPS of $0.04 for the first six months of 2008

Financial Results:
Second Quarter 2009 Compared to Second Quarter 2008
Revenues for the second quarter of 2009 increased $1.6 million, or 12 percent, to $14.6 million, compared to $13.0 million for the second quarter of 2008. The Company’s revenue mix during the second quarter of 2009 was comprised of 64 percent of revenues from HealthStream Learning and 36 percent from HealthStream Research. This compares to 63 percent from HealthStream Learning and 37 percent from HealthStream Research during the second quarter of 2008.

Revenues from HealthStream Learning increased by $1.1 million when compared to the second quarter of 2008. Revenues from our Internet-based subscription learning products increased by $1.2 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $696,000 and from courseware subscriptions of $505,000. Revenues from Internet-based subscription products increased 18 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by more subscribers. Revenues associated with implementation, development, and consulting services increased $287,000 over the prior year quarter. The increase in revenues was partially offset by a decline in revenues from live events, study guides, and other project-based activities, which collectively declined $376,000 from the same quarter in the prior year due to a de-emphasis on live events and other similar project-based activities.

Revenues from HealthStream Research increased $428,000 when compared to the second quarter of 2008. This revenue growth is attributable to increased survey volumes with new and existing customers compared to the prior year quarter. HealthStream Research provides four survey product lines: patient, physician, employee and community.

Cost of revenues (excluding depreciation and amortization) increased over the prior year second quarter, but decreased as a percentage of revenues to 36 percent for the second quarter of 2009 from 37 percent of revenues for the second quarter of 2008. This percentage improvement resulted from changes in the mix of revenues within HealthStream Learning and HealthStream Research, as well as improved operating efficiencies within HealthStream Research.

Other operating expenses, including product development, sales and marketing, depreciation and amortization, and other general and administrative expenses collectively increased by one percent over the prior year quarter. Improved operating efficiencies and expense control tempered the modest expense increases over the prior year quarter.

Net income for the second quarter of 2009 improved to $1.7 million or $0.08 per share (diluted), compared to $739,000, or $0.03 per share (diluted), for the second quarter of 2008. This improvement is a result of revenue growth, operational efficiencies, and expense control compared to the prior year second quarter.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $3.3 million for the second quarter of 2009, compared to $2.2 million for the second quarter of 2008. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the Summary Financial Data.

Year-to-Date 2009 Compared to Year-to-Date 2008
For the first six months of 2009 revenues were $28.2 million, an increase of 15 percent over revenues of $24.4 million in the first six months of 2008. Net income for the first six months of 2009 improved to $2.6 million or $0.12 per share (diluted), compared to $805,000, or $0.04 per share (diluted), for the first six months of 2008. This year-to-date improvement is also a result of revenue growth, operational efficiencies, and expense control trends when compared to the 2008 year-to-date results.

Other Financial Indicators
At June 30, 2009, the Company had cash and related interest receivable of $8.3 million, compared to $4.8 million at March 31, 2009. The increase in cash resulted from cash receipts from customers and favorable operating results. Capital expenditures and capitalized feature enhancement development totaled approximately $0.6 million for the second quarter of 2009.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 58 days for the second quarter of 2009 compared to 48 days for the second quarter of 2008. This increase is attributable to slower customer payment patterns, which we have been experiencing over the past several months. The second quarter 2009 DSO improved to 58 days outstanding from 69 days at March 31, 2009.

On July 17, 2009, HealthStream renewed its existing line of credit, maintaining availability at its existing $15.0 million level. The line of credit provides flexibility as we continue to invest in our learning platform and research services, and provides an additional source of capital to pursue the acquisition of complementary technologies and companies. As of July 27, 2009, the Company had no balances outstanding under this line of credit.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory content subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At June 30, 2009, approximately 1,863,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 1,639,000 at June 30, 2008. The total number of contracted subscribers at June 30, 2009 was approximately 1,945,000, up from 1,758,000 at June 30, 2008. “Contracted subscribers” include both those already implemented (1,863,000) and those in the process of implementation (82,000).

Customers representing approximately 104 percent of subscribers that were up for renewal did renew in the second quarter of 2009, while our renewal rate based on the annual contract value was approximately 102 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the second quarter of 2009 compare favorably to a subscriber renewal rate of 86 percent and an annual contract value renewal rate of 88 percent during the second quarter of 2008.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the second quarter of 2009, HealthStream Research added several new healthcare organization customers, including the University of Oklahoma Medical Center, Amery Regional Medical Center, Albemarle Hospital, and MedCath Corporation. Among our existing research customers, 35 renewed their contracts for multiple survey products in the second quarter, including Capella Healthcare and the University of Maryland Medical Center. Fifty-seven existing research customers chose to contract for more research services in the second quarter in addition to the current services they receive from HealthStream Research.

To further expand our services to healthcare organizations in their efforts related to HCAHPS (Hospital Consumer Assessment of Healthcare Providers and Systems), HealthStream launched an “HCAHPS Impact Report” in the second quarter of 2009. The new report—which comes in both industry-wide and facility-custom editions—is based on HCAHPS scores publicly reported at www.hospitalcompare.hhs.gov.The report offers meaningful analyses through a variety of national and local market benchmarks for comparison against individual facility HCAHPS scores.

Financial Expectations
We are updating our previously issued guidance for the full year 2009 as follows:

The Company anticipates that consolidated revenues for the full year 2009 will grow by 10 percent to 12 percent.

We now anticipate that operating expenses, including cost of revenues, product development, sales and marketing, depreciation and amortization and other general and administrative expense will grow in the range between eight percent and 10 percent when compared to the Company’s full year 2008 levels for these categories.

We anticipate that operating income will increase 50 percent to 80 percent for the full year of 2009 versus our 2008 results. Net income, before the impact of any potential future realized income tax benefit resulting from reduction of our income tax valuation allowance in 2009 is expected to grow by 35 percent to 60 percent over 2008 net income before our $375,000 income tax benefit.

We anticipate that fully diluted earnings per share for 2009, based on the net income described in the previous paragraph, will range between $0.16 and $0.19 per share.

We expect that capital expenditures, including hardware, software and capitalized software development for new features, enhancements and content development will range between approximately $3.0 to $3.5 million in 2009.

Robert A. Frist, Jr., chief executive officer, commented, “Our focus on profitable growth is evident in our second quarter 2009 results: revenues were 12 percent greater than the same period last year and net income more than doubled. Moreover, the value we are delivering to our healthcare organization customers is reflected in strong renewal rates where customers are not only renewing their agreements with HealthStream, but many are increasing the number of subscribers on our learning platform and contracting for additional products. This resulted in a quarterly renewal rate of 104 percent based on subscribers and 102 percent based on contract value. I believe we are well positioned at mid-year for sustained growth in 2009.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of communications, research, and investor relations will be held on Tuesday, July 28, at 9:00 a.m. (EST). To listen to the conference, please dial 888-254-2798 (no passcode needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 913-312-1482 (no pass-code needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (pass-code #2905484) for U.S. and Canadian callers and 719-457-0820 (pass-code #2905484) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 1.9 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$14,584	$13,013	$28,203	$24,435
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	5,228	4,863	10,496	9,391
Product development	1,447	1,330	2,982	2,615
Sales and marketing	2,602	2,694	5,315	5,251
Depreciation and amortization	1,250	1,209	2,516	2,455
Other general and administrative	2,195	2,193	4,096	3,955

Total operating expenses	12,722	12,289	25,405	23,667
Operating income	1,862	724	2,798	768
Other income (expense), net	(2)	23	(3)	45

Income before income taxes	1,860	747	2,795	813
Income tax provision	132	8	189	8

Net income	$1,728	$739	$2,606	$805

Net income per share:
Net income per share, basic	$0.08	$0.03	$0.12	$0.04

Net income per share, diluted	$0.08	$0.03	$0.12	$0.04

Weighted average shares outstanding:
Basic	21,383	21,961	21,382	22,024

Diluted	21,626	22,579	21,597	22,653

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income	$1,728	$739	$2,606	$805
Interest income	(7)	(40)	(16)	(86)
Interest expense	9	16	19	35
Income taxes	132	8	189	8
Share-based compensation expense	151	273	296	426
Depreciation and amortization	1,250	1,209	2,516	2,455

Income before interest, taxes, share-based compensation, depreciation and amortization	$3,263	$2,205	$5,610	$3,643

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2009	2008(1)
ASSETS
Current assets:
Cash and related interest receivable	$8,305	$4,128
Accounts and unbilled receivables, net (2)	11,228	9,973
Prepaid and other current assets	2,454	2,405
Deferred tax assets, current	357	357

Total current assets	22,344	16,863
Capitalized software feature enhancements, net	4,335	4,393
Property and equipment, net	3,058	3,475
Goodwill and intangible assets, net	25,411	25,885
Deferred tax assets, non current	2,008	2,008
Other assets	503	173

Total assets	$57,659	$52,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$5,158	$4,767
Deferred revenue	12,144	10,202
Current portion of long-term debt and capital lease obligations	683	745

Total current liabilities	17,985	15,714
Long-term debt and capital lease obligations, net of current portion	8	320

Total liabilities	17,993	16,034
Shareholders’ equity:
Common stock	95,619	95,321
Accumulated deficit	(55,953)	(58,558)

Total shareholders’ equity	39,666	36,763

Total liabilities and shareholders’ equity	$57,659	$52,797

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2008.

(2)	Includes unbilled receivables of $1,892 and $1,669 and other receivables of $0 and $10 at June 30, 2009 and December 31, 2008, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2009 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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